Exhibit (s)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

PGIM PRIVATE REAL ESTATE FUND, INC.

(Exact Name of Registrant as Specified in Governing Instruments)

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
Equity	Common Stock	2,000,000,000	$2,000,000,000.00	N-2	333-259133	08/15/2022

Prospectus Note

Pursuant to Rule 429 under the Securities Act, the prospectus included herein is a combined prospectus which relates to the Registration Statement File No. 333-259133, dated August 27, 2021, as amended, previously filed by PGIM Private Real Estate Fund, Inc. (the “Registrant”) on Form N-2 (the “Prior Registration Statement”). This Registration Statement also constitutes a Post-Effective Amendment to the Prior Registration Statement and such Post-Effective Amendment shall become effective concurrently with the effectiveness of this Registration Statement. No new interests in the Registrant are being registered by this filing and the registration fee was paid in connection with the Prior Registration Statement. Pursuant to the Prior Registration Statement, a total of $2,000,000,000 common shares of beneficial interest, par value $0.001 per share, were previously registered.